UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2019

WestRock Company
(Exact name of registrant as specified in charter)

Delaware	001-38736	37-1880617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

(770) 448-2193
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On September 27, 2019, WestRock Company, a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, as a guarantor, WestRock Southeast, LLC, a Delaware limited liability company, as the borrower (the “Borrower”), certain subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto and CoBank, ACB, as administrative agent.  The Credit Agreement provides for a seven-year senior unsecured term loan facility in an aggregate principal amount of $600,000,000 (the “Credit Facility”).  The proceeds of the Credit Facility were used to prepay loans outstanding under the Credit Agreement dated as of July 1, 2015 (as amended), among WestRock CP, LLC, a Delaware limited liability company, WestRock Converting, LLC, a Georgia limited liability company, WestRock Virginia, LLC, a Delaware limited liability company, the guarantors from time to time party thereto, the lenders form time to time party thereto and CoBank, ACB, as administrative agent.  The Credit Facility is unsecured and, as of September 27, 2019, is guaranteed by the Company as well as by WRKCo Inc., a Delaware corporation, WestRock RKT, LLC, a Georgia limited liability company, and WestRock MWV, LLC, a Delaware limited liability company, which are wholly owned subsidiaries of the Company.

At the Borrower’s option, loans issued under the Credit Facility will bear interest at either LIBOR or an alternate base rate, in each case plus an applicable interest rate margin.  The interest rate will fluctuate between LIBOR plus 1.500% per annum and LIBOR plus 2.125% per annum (or between the alternate base rate plus 0.500% per annum and the alternate base rate plus 1.125% per annum), based upon the Company’s corporate credit ratings or the Leverage Ratio (as defined in the Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time.  Loans under the Credit Facility may be prepaid at any time without premium.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio) and limitations on liens, additional subsidiary indebtedness and asset sales and mergers.  The Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.  The following items are filed as exhibits to this report.

Exhibit No.	Description
10.1
Credit Agreement dated as of September 27, 2019, among WestRock Company, as a guarantor, WestRock Southeast, LLC, as the borrower, the subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto and CoBank, ACB, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COMPANY (Registrant)

Date: September 27, 2019	By:	/s/ Robert B. McIntosh
		Name	Robert B. McIntosh
		Title	Executive Vice President, General Counsel and Secretary